EXHIBIT 99


FOR IMMEDIATE RELEASE        Contact:   Brian  B. Pemberton
---------------------                   President & CEO
                                        ROHN Industries, Inc.
                                        (309) 633-2690

    ROHN INDUSTRIES TAKES ACTION TO REDUCE COSTS, STREAMLINE OPERATIONS;
                      WILL NOT PURSUE SALE OF COMPANY
          --------------------------------------------------------

                        COMPANY NAMES NEW DIRECTORS


     PEORIA, IL, (MAY 24, 1999) - ROHN Industries, Inc. (Nasdaq: ROHN), a leading provider of wireless infrastructure equipment for the telecommunications industry, announced today actions to reduce costs and streamline operations. In addition, the Company announced that based on a strategic review by the Board of Directors and discussions with the Company's majority shareholder, UNR Asbestos-Disease Claims Trust, both parties have concluded not to pursue the sale of the Company or merger with a strategic partner at this time. The Board will continue to examine various alternatives that are consistent with the primary objective of enhancing long-term value for all shareholders.

     The Company also announced that Timothy W. Kirk, Esq., Vice President, General Counsel and Secretary and Craig A. Ahlstrom, Vice President of Sales and Marketing have resigned. In addition to these resignations, ROHN stated that it will reduce headcount at its Peoria facility by 24 employees. As previously announced, David V. LaRusso, Vice President and Chief Financial Officer resigned, effective May 14, 1999. The Company noted that current management is assuming these executive responsibilities.

     Since October 1998, the Company has reduced its workforce by 28% including employees and contract personnel. ROHN noted that the workforce reductions will result in estimated annual savings of $1.8 million. The Company will record a one-time, second quarter charge of approximately $1.0 million in connection with the workforce reduction.

     "While we appreciate the contributions of all of our employees, it has become increasingly clear that the Company's cost structure does not reflect current business conditions," said Brian B. Pemberton, President and Chief Executive Officer, ROHN.

     As a result of lower than expected sales and gross margins, the Company expects cash flow from operations to decrease significantly in 1999. However, ROHN has $18.8 million in cash, and remains confident that it will meet its ongoing working capital and capital expenditure requirements from operating cash flows.

     The Company also announced that John ("Jack") H. Laeri, Jr. and Alan Schwartz were elected to the Company's Board of Directors at the May 18, 1999 Annual Meeting of Stockholders. As previously announced, Michael E. Levine was appointed Chairman of the Board, succeeding Gene Locks who remains a Board member. Messrs. Laeri, Schwartz and Levine replace Board members Charles M. Brennan III, Darius W. Gaskins, Jr., and Ruth R. McMullin.

     Commenting on the election of the new Board members, Pemberton said, "I am pleased that Jack, Mike and Alan will join ROHN's Board. I am looking forward to working with these Board members on our shared goal of maximizing value for all stockholders. Their experience will provide management with valuable insights as we work to restore market share and to protect and build the Company's leading manufacturing and installation capabilities."

     Mr. Levine, 58, was most recently Executive Vice President, Marketing and International, for Northwest Airlines. His responsibilities also included planning, information technology, reservations and product development. Previously, Mr. Levine had served as Dean of the School of Management at Yale University and CEO of New York Air. Mr. Laeri, 63, is Chairman of Meadowcroft Associates Inc., a private investment banking firm. He also serves as President and Chief Executive Officer of The GolfCoach, Inc., a golf products marketer as well as Chairman of the UNR-Asbestos-Disease Claims Trust. Mr. Schwartz, 59, is the Sterling Professor at Yale Law School and Professor at the Yale School of Management. He also serves as a Director of Cleveland-Cliffs, Inc. (NYSE:
CLF), a provider of iron products and services.

     ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industry including cellular, PCS, fiber optic networks for the internet, radio and television broadcast markets. The Company's products include towers, equipment enclosures/shelters, cabinets, poles and antennae mounts. ROHN has manufacturing locations in Peoria, Illinois; Frankfort, Indiana; Bessemer, Alabama; and Curitiba, Brazil.

                                   # # #

Safe Harbor under the Private Litigation Reform Act of 1995: Matters discussed in this release may contain forward-looking statements, which reflect the Company's current judgement on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual operating and other results to differ materially, as discussed in the Company's filing with the SEC.